Exhibit 10.34

April 17, 2002

(revised April 25, 2002)

Michael E. Ford

Kaizersgracht 40

Apt. 6C

Amsterdam, The Netherlands 101 5CR

Dear Mike,

We regret to inform you that your position with Interactive Intelligence, Inc. (“Interactive Intelligence”) is being eliminated as part of a reduction in workforce effective April 27, 2002.  This action is being taken as part of an overall strategy to bring Interactive Intelligence’s expenses more in line with its expected revenues.

In accordance with your employment agreement with Interactive Intelligence, this letter serves as a ten (10) day written notice of termination of employment.  Because this termination of employment is defined as ‘without cause,” you are entitled, per your employment agreement, to a severance compensation amount equal to one month of base salary, from the date of termination.  This severance compensation will be paid to you on Interactive Intelligence’s usual payroll payment dates.  Severance checks are contingent upon returning all Interactive Intelligence assets and company equipment unless noted. All documents/folders/code should not be removed from equipment.  The information is Interactive Intelligence’s property and should not be removed.

In addition, you are entitled to receive payments, subject to applicable withholdings, for:

•                  currently unpaid commissions per the sales commission plan; paid pursuant to the plan.

•                  accrued and unused vacation benefits paid on the next normal pay date,  and

•                  actual 2001 French taxes owed (payable directly to the French Government after completion of 2001 tax return).

We understand that it is important for you to begin a search for new employment immediately.  Therefore, April 17, 2002 is your last official day of work.  However, your regular pay and benefits will continue through April 27, 2002.

This packet includes a separate notification regarding your rights under COBRA to continue your health insurance coverage and important information regarding your stock option program with Interactive Intelligence.  If you are a participant in the Employee Stock Purchase Plan, the 401(k) plan, or the voluntary life insurance plan, appropriate information is included.  Deductions for 401(k) and other voluntary benefits will continue through your notice period, April 27, 2002, unless you notify us otherwise prior to April 27, 2002.  I invite you to contact me if you have any questions.

Mike, we further understand and appreciate what you have done for us in your various roles at Interactive Intelligence, and would like to end this relationship on a positive and fair note.  As such, we are offering you the following:

1)              Five additional months of base salary as severance (to total six months), less:

•                  Automobile Deposit - $8,000

•                  1998, 1999 Tax Equalization Amounts – $6,000

•                  2000, 2001 Tax Equalization Amounts – $15,000 (please note that 2000 and 2001 amounts owed to Interactive Intelligence, excluding AMT amounts, are estimated at approximately $85,000).

•                  2002 Recoverable Draws - $15,000

2)     The net amount, less applicable withholdings, will be paid to you in a lump sum payment.

3)     We will pay you an amount of $10,000 for relocation expenses.

4)     We will make an exception to allow you to retain the 6,000 options that vest June 30, 2002.

The above described benefits will be provided to you in exchange for:

1)     a full release of any and all claims associated with your employment and the termination of that employment, as detailed with other provisions in  Attachment A, which is expressly made a part of this letter agreement.  Your acceptance of the provisions of Attachment A shall be confirmed by your signature on this letter agreement.

2)     a promissory note for $50,000 related to 2000 and 2001 Tax Equalization amounts, as set forth  in Attachment B.  This is interest-free, and payable at 50% of any refund obtained from a US Federal Income Tax filing within the next five years.  Any unpaid amount will be due at the end of five years.

3)     an acknowledgement that you are responsible in whole for your 2002 global income taxes, which acknowledgement shall be confirmed by signature on this letter agreement.

Mike, this offer can be accepted by signing at the bottom of this letter agreement.  Please note that the offer will lapse at 12:00 midnight on Thursday, April 25, 2002.  If we have not heard from you by then, the severance amount will revert to our contractual obligation, and we will contact you as the first step to making arrangements for repayment of all amounts owed.

If there are any other matters you wish to discuss, do not hesitate to contact me at (317) 715-8432.   On behalf of the entire team, I wish to thank you for your service and contributions to Interactive Intelligence and wish you the best in your future endeavors.

Sincerely,

Debra L. Jones

Human Resources Manager, Interactive Intelligence, Inc.

Offer Acceptance:

/s/Michael E. Ford	April 25, 2002
Michael E. Ford	Date

Attachment A

General Release

In consideration of the payment of the additional severance benefits described in the attached letter agreement, you hereby generally, irrevocably and unconditionally release and forever discharge and covenant not to sue Interactive Intelligence and/or any of its predecessor, successor, and/or related entities and its or their current and/or former employees, board members, shareholders, officers, directors, representatives and attorneys (either in their individual or representative capacities) and their successors, heirs, administrators and assigns, and/or any persons acting by, through or under or in concert with any of them (collectively the “Releasees”) from all charges, complaints, claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever, including claims for attorneys’ fees, interest and costs, whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date you execute the attached letter agreement, including, but not limited to any claims based upon, arising out of or in any manner connected with your employment with Interactive Intelligence or the termination of your employment with Interactive Intelligence.  You acknowledge that this release, discharge and covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims under Title VII of the Civil Rights Act of 1964, as amended, and any and all other federal, state and local laws and statutes, and also applies to any wrongful discharge, breach of contract, or other state law claims.  You also release and waive any rights you may have against any of the Releasees for retirement or severance payments or benefits (other than those specifically described in the attached letter agreement or Attachment).

Entire Agreement

The attached letter agreement and Attachments  shall not affect your obligations (and Interactive Intelligence’s rights and remedies regarding such obligations) with respect to paragraphs 7, 8, 9, 10 and 11 of your Employment Agreement dated June 30, 1997.  Any such obligations, rights, and remedies shall remain in full force and effect.  Other than with respect to such aforementioned obligations, rights and remedies, the attached letter agreement and Attachments set forth the entire agreement between you and Interactive Intelligence and supersede any and all other prior agreements or understandings, written or oral, between you and Interactive Intelligence.  The attached letter agreement and Attachments can only be modified by a writing signed by you and an authorized official of Interactive Intelligence.

No Admission

You acknowledge that the attached letter agreement and Attachments and the actions taken pursuant thereto do not constitute an admission by Interactive Intelligence of any wrongdoing or liability to you, and Interactive Intelligence expressly denies any wrongdoing or liability.

Severability

Should any clause, portion or section of the attached letter agreement or Attachments be unenforceable or invalid for any reason, you and Interactive Intelligence acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the attached letter agreement or Attachments.  Should any particular covenant, provision or clause of the attached letter agreement  or Attachments be held unreasonable or contrary to public policy for any reason, you and Interactive Intelligence acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

Governing Law, Jurisdiction and Venue

You and Interactive Intelligence acknowledge and agree that the attached letter agreement and Attachments shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s or nation’s choice-of-law rules to the contrary.  You and Interactive Intelligence also agree that any legal action relating to the attached letter agreement or Attachments shall be commenced and maintained exclusively before any appropriate state court of record in Hamilton County, Indiana, or, if subject matter jurisdiction is appropriate, the United States District Court for the Southern District of Indiana, Indianapolis Division, and you and Interactive Intelligence submit to the jurisdiction of such courts and waive any right to challenge or otherwise raise questions of personal jurisdiction or venue in any action commenced or maintained in such courts.

Successors and Assigns

You acknowledge that Interactive Intelligence shall have the right to assign the attached letter agreement and Attachments.  The attached letter agreement and Attachments shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Interactive Intelligence, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on you, your executors, administrators, personal representatives or other successors in interest.  You shall not have the right to assign the attached letter agreement or Attachments.

Modification

This attached letter agreement and Attachments may not be amended, supplemented, or modified except by a written document signed by both you and Interactive Intelligence.

Knowledge, Voluntariness and Non-Reliance

You acknowledge that you have had ample time to review the attached letter agreement and Attachments and that you understand the meaning of the attached letter agreement and Attachments.  You acknowledge that you are voluntarily entering into the attached letter agreement and Attachments and that in entering into such letter agreement and Attachments, you have not relied  on any representations made by Interactive Intelligence or any of the Releasees other than those specified in the attached letter agreement and Attachments.

ATTACHMENT B: PROMISSORY NOTE

$50,000.00	Indianapolis, Indiana	April 17, 2002
Scheduled Due Date: April 16, 2007

FOR VALUE RECEIVED, the undersigned, MICHAEL E. FORD (“Maker”), promises to pay to the order of INTERACTIVE INTELLIGENCE, INC., an Indiana corporation (hereinafter called the “Company,” which term shall include any holder hereof) at such place as the Company may designate by written notice to Maker or, in the absence of such designation, at the Company’s headquarters in Indianapolis, Indiana, the sum of Fifty Thousand Dollars ($50,000.00) (hereinafter referred to as the “Loan”), together with interest after the Maturity Date as hereinafter provided and payable at the time and in the manner hereinafter provided.

This Note shall mature on that date (the “Maturity Date”) which is the earlier of:  (i) April 16, 2007; or (ii) that date on which the Company accelerates payment of this Note.  On the Maturity Date, the principal balance of the Loan outstanding on such date shall be due and payable in full.

The principal balance of the Loan outstanding from time to time from and after the date of this Note (the “Closing Date”) shall bear interest (computed on the basis of a 360-day year and actual days elapsed) as follows:  (i) from and after the Closing Date until the Maturity Date, at a rate equal to zero percent (0%) per annum; and (ii) after the Maturity Date until paid in full, at rate of ten percent (10%) per annum.

Maker shall pay to the Company, for application against the Loan fifty percent (50%) of the gross amount of each United States income tax refund received by Maker (whether such amounts are received individually or jointly) at any time during the period from the date of this Note to the Maturity Date, each such payment to be made within seven (7) days of the date of the receipt by Maker of the corresponding income tax refund (each, a “Refund Payment”).

The remaining principal of the Loan and all interest accruing thereon, shall be due and payable in full on the Maturity Date.  All amounts paid under this Note, as received, shall be applied prior to any Event of Default as follows:  (i) first, to the payment of interest accrued to the date of receipt of payment; and (ii) the balance, if any, to principal of the Loan.  All amounts payable under this Note shall be payable without relief from valuation and appraisement laws, and with all collection costs and reasonable attorneys’ fees.  The principal of this Note may be prepaid in whole or in part at any time and from time to time without penalty or premium.

Maker covenants to the Company as follows (the “Reporting Covenants”):

(a)           Within thirty (30) days after filing with the United States Internal Revenue Service, Maker shall provide to the Company, together with a written statement signed by Maker confirming the correctness of the copy provided, a complete copy of the signed federal  personal income tax returns filed by Maker (whether individually or jointly) for 2001 and for each calendar year thereafter to and including 2006.

(b)           At the close of each calendar year until this Note is paid in full, beginning with the close of  calendar year 2002, Maker shall certify to the Company  the amount of United States income tax refunds received by Maker at any time during that calendar year, such certification to be made in a writing signed by Maker, dated as of December 31 and delivered to the Company within thirty (30) days after the close of each such calendar year.

Each of the following events shall constitute an “Event of Default” for purposes of this Note and each such Event of Default shall be deemed to exist and continue so long as, but only so long as, it shall not have been remedied:

(a)           Maker shall default in the payment when due of any amount payable under this Note or in the payment when due of any of the other obligations, liabilities or indebtedness of Maker to the Company, and all renewals and extensions thereof.

(b)           Maker shall become subject as a debtor to an order for relief under the United States Bankruptcy Code.

(c)           Maker shall fail to timely perform and satisfy any of the Reporting Covenants.

In the Event of Default, the entire unpaid balance of principal of this Note shall become due and payable immediately, without notice or demand, at the election of the holder of this Note.

Maker, and any endorser, surety hereby waives presentment, notice of dishonor, protest, notice of protest, and diligence in bringing suit against any party hereto, and any defenses of any accommodation maker and consent that without discharging any of them, the time of payment of this Note may be extended an unlimited number of times before or after maturity without notice to Maker.  Maker agrees that no omission or delay on the Company’s part in exercising any right against, or taking any action to collect from or pursue the Company’s remedies against any party hereto will release, discharge, or modify the duties of Maker to make payments hereunder.

The obligations evidenced hereby may from time to time be evidenced by another note or notes given in substitution, renewal or extension hereof.

If any of the terms or provisions of this Note shall be deemed unenforceable, the enforceability of the remaining terms and provisions shall not be affected.

MAKER AGREES THAT THE COURTS OF THE STATE OF INDIANA LOCATED IN INDIANAPOLIS, INDIANA, AND THE FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF INDIANA, MARION COUNTY, HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL ACTIONS AND PROCEEDINGS INVOLVING THIS NOTE AND MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. MAKER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT MAKER MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY CLAIM THAT SUCH COURT IS AN INCONVENIENT FORUM, AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS IN ACCORDANCE WITH THE TERMS HEREOF. FINAL JUDGMENT IN ANY SUCH PROCEEDING AFTER ALL APPEALS HAVE BEEN EXHAUSTED OR WAIVED SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR AS OTHERWISE PROVIDED BY LAW.

Executed and delivered this 17th day of April, 2002.

/s/Michael E. Ford
Michael E. Ford

(“Maker”)